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                                                                  EXHIBIT 10.25



                       AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Agreement is made this 15 day of August, 1995 between Baldwin-Japan Limited, a Japanese corporation ("BJL") and Akira Hara, a Japanese citizen ("HARA").

        WHEREAS BJL and HARA are parties to an Employment Agreement dated as of November 16, 1988 (the "Employment Agreement") which provided for HARA to receive, among other things, benefits under a Retirement Allowance Plan (the "RAP"), attached to the Employment Agreement as Exhibit I; and

        WHEREAS the RAP has been amended (a copy of which amended version is attached hereto) and the parties wish such amendment to be subjected to the Employment Agreement;

        NOW, THEREFORE, the parties agree as follows;

1.      Amendment.

(1) The seventh recital of the Employment Agreement be deleted and replaced with the following;

        "WHEREAS, BJL and BTI, as the indirect sole shareholder of BJL, through its 100% ownership of Baldwin Asia Pacific Corporation ("BAP") which in turn owns 100% of BJL, desire to extend to HARA certain company benefit plans, including without limitation, the Retirement Allowance Plan, as amended from time to time (the "RAP"), a current copy of which is attached hereto as
Exhibit I."

(2) The words "that would have an adverse effect on Hara" in paragraph 3(b) be deleted.

(3) The words "and BAP" be added after "BTI" on the first line in Paragraph 3(c).

(4) The words "including the supplemental retirement allowance provided for in Article 5.02 of the RAP" be added after the words "retirement allowance" on the next to last line in Paragraph 3(c).

2. Greater Certainty. For greater certainty, the parties agree that all references to the RAP within the Employment Agreement are to the RAP as amended from time to time, subject only to the provisions of subsection 3(b) of the Employment Agreement regarding adverse amendments, etc. to the RAP.

3. No Other Amendment. The parties agree that, except as set forth above, the Employment Agreement remains unamended and in full force and effect.
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                                      -2-

        IN WITNESS WHEREOF, the parties have entered into this agreement as of the date first above written.


                                        BALDWIN-JAPAN LIMITED




                                        By: /s/  Wendell M. Smith
                                            -------------------------------
                                            Wendell M. Smith
                                            Representative Director




                                            /s/  Akira Hara
                                            -------------------------------
                                            Akira Hara


ACKNOWLEDGED AND AGREED TO ON
___________, 1995 BY BALDWIN
TECHNOLOGY COMPANY, INC. IN ITS
CAPACITY AS THE MAJORITY
SHAREHOLDER OF BALDWIN-JAPAN
LIMITED.



BY: /s/  Wendell M. Smith
    ------------------------------
    Wendell M. Smith
    President and Chief
    Executive Officer

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                           Retirement Allowance Plan
                                      for
                     Representative Directors and Directors
                                       of
                               Baldwin-Japan Ltd.


Article 1.      Purpose.

        The purpose of this Retirement Allowance Plan is to govern, and provide for, the retirement allowance of eligible Representative Directors and Directors (reference herein to a "Director" shall include a Representative Director unless the context requires otherwise) of the Company who are not otherwise covered by the Company's work rules and retirement allowance program which apply to regular employees (the "Employee Plan").

Article 2.      Eligibility.

        A Director of the Company who is appointed and works for the Company on a full-time basis and who is not otherwise covered by the Employee Plan shall be automatically eligible to participate in this Retirement Allowance Plan. A Director of the Company who is not a full-time officer of the Company or who is covered by the Employee Plan shall be ineligible to participate.

Article 3.      Retirement Age.
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                                     - 2 -



        The retirement age for a Director of the Company shall be determined as follows:


            Position                                Retirement Age
            --------                                --------------

        President and
          Representative Director                         68

        Vice President and
          Representative Director                         66

        Senior Managing Director                          64

        Managing Director                                 64

        Director (without any of the
          above job titles)                               62


        A Director shall retire from the Company effective as of the next Ordinary General Meeting of Shareholders held following the date such Director reaches the indicated retirement age, provided however, that nothing herein shall be construed as requiring a Director to retire if the Shareholders request such Director to extend his retirement age and he is willing and able to do so, and provided further, that nothing herein shall be construed to prevent a Director from electing to retire at any time prior to reaching the indicated retirement age.


Article 4.   Senior Advisers.

        A Director who has actually retired shall be eligible for appointment by the Board of Directors to the position of Senior Adviser of the Company. A Director, if so appointed,
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                                     - 3 -


shall serve as a Senior Adviser for a fixed term, as determined in each instance at the time of appointment. The fixed term may be renewed or extended. A Senior Adviser shall receive as compensation a monthly payment equal to 60% of his base monthly remuneration at the time of retirement (the
"Senior Adviser Fee") for so long as he shall serve as a Senior Adviser. Additionally, a Senior Adviser shall receive reasonable compensation and reimbursement of expenses for any specified assignments he may be requested to carry out on behalf of the Company. A Senior Adviser who assumes any office with, and/or is employed by, any other person, company or legal entity without the prior written consent of the Company shall cease to be a Senior Adviser and shall receive no further payments hereunder.


Article 5.       Retirement Allowance.

        5.01 The retirement allowance of a Director for time served in each of the following positions shall be computed by multiplying: (i) the Director's base monthly remuneration at the date of retirement by (ii) the number of years served in the respective position set forth below, and then further multiplied by (iii) the respective multiplication factor(s) pertaining to the highest position(s) held by the Director during the last ten (10) years prior to retirement; provided, however, that the retirement allowance for years of service in any, or a
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                                     - 4 -

combination, of the following positions which are in excess of the last ten years (10) of service shall be computed by multiplying item (i) above by the number of excess years, and then further multiplied by the multiplication factor for a Director (1.25):


        Position                                Factor
        --------                                ------
President and
        Representative Director                  3.2

Vice President and
        Representative Director                  2.5

Senior Managing Director                         2.0

Managing Director                                1.5

Director (without any of the
        above job titles)                        1.25



        In the event that the Director has held more than one of the above positions, the total retirement allowance shall be computed by adding the retirement allowance for each position held as calculated above, subject to the proviso of the first paragraph of this Article 5.

        For purposes of the above calculations, the unit of length of service shall be 180 days. A period of more than 180 days making up part of the length of service shall be considered as a full year, and any period of service less than 180 days and more than one month shall be considered as one half of a year.
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                                     - 5 -

        In addition to the above, a Director who has rendered service of particular merit to the Company may be granted a meritorious retirement award of up to 50% of the retirement allowance calculated above.

        5.02 In addition to the retirement allowance calculated in accordance with Article 5.01 above, any Director who has served as a Director of the Company for a period of 20 years or more, of which at least 16 years have been in the capacity as the President and Representative Director of the Company, shall be entitled to receive an annual supplemental retirement allowance equal to 40% of the average of the three highest gross annual base remuneration received from the Company, including all entities affiliated with the Company, subject to the following:

        A. For purposes of this calculation, amounts considered as bonuses or incentives shall not be counted as part of the Director's annual base remuneration.

        B. The supplemental retirement allowance shall be paid annually in twelve equal installments beginning in the month following the month in which the Director retires from active service with the Company, provided however, that in the
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                                     - 6 -

        event the Director retires before reaching the age of 65 the supplemental retirement allowance will not begin until the month following the month in which the Director turns 65 years of age.

C. In the event the Director meets the minimum requirement of having served for a period of 16 years as the President and Representative Director of the Company but is required to retire from the Company before satisfying the requirement of having served as a Director of the Company for 20 years either as a result of a permanent disability or at the request of the Company or its shareholder for any reason, the supplemental retirement allowance shall vest immediately and payment shall begin as of the date of separation from the Company.

D. The supplemental retirement allowance shall be paid monthly to the Director (or the Director's legal heirs) for a period of 180 months or until the death of the Director, whichever comes later.

E. In the event the Director dies after serving for 16 years as the President and Representative Director of the Company but before retirement, the
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                                     - 7 -

        supplemental retirement allowance shall be paid to the Director's spouse for up to a maximum of 180 months, provided that if at the time of the Director's death, the Director is not survived by a spouse or if the surviving spouse dies before the expiration of the 180-month term, then the remaining months of supplemental retirement allowance payments shall be paid to the Director's legal heirs.

Article 6.      Death or Permanent Disability.

     In the event a Director dies or becomes permanently disabled prior to his retirement, his years of service as Director and his retirement allowance shall be calculated as if he had finished his then current term as a Director. In the event that a Director dies-prior to his retirement, his retirement allowance as calculated herein, subject to approval by the Shareholders of the Company, and subject to Article 5.02, E above, shall be paid to his legal heirs. A Director who dies or becomes permanently disabled while serving as a Special Adviser shall receive the Special Advisers Fee (in the case of death it shall be paid to his legal heirs) for a period of six months after the date of death or permanent disability.

Article 7.      Payment.
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                                      -8-

        Retirement allowance shall be paid within 60 days of the date of the Shareholders' Meeting at which the Director's term expires. In the case of death or permanent disability prior to retirement, retirement allowance shall be paid within 120 days of the date of death or permanent disability.


Article 8.      Amendment or Modification.

        This Retirement Allowance Plan may be amended or modified at any time by the Shareholders of the Company at a duly convened Shareholders' Meeting.